Filed Pursuant to Rule 424(b)(3)
Registration No. 333-250810

PROSPECTUS

6,648,750 Shares
Common Stock

This prospectus relates to the resale by the investors listed in the section of this prospectus entitled "Selling Stockholders" (the "Selling Stockholders"), of up to 6,648,750 shares (the "Shares") of our common stock, par value $0.001 per share ("Common Stock"). The 6,648,750 shares of Common Stock are issuable upon exercise of outstanding warrants to purchase shares of Common Stock (the "Warrants"), issued by us to the Selling Stockholders on September 9, 2020 pursuant to that certain Securities Purchase Agreement, dated as of September 4, 2020, by and among Seelos Therapeutics, Inc. and the accredited investors identified on the signature pages thereto (the "Securities Purchase Agreement"). The Warrants are subject to a blocker provision (the "Warrant Blocker"), which restricts the exercise of a Warrant if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would beneficially own in excess of 4.99% or 9.99% of our then issued and outstanding shares of Common Stock (including the shares of Common Stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of the Warrants. The Warrants will be exercisable beginning on March 9, 2021, have an expiration date of March 9, 2026 and have an exercise price of $0.84 per share of Common Stock.

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares. The Selling Stockholders may sell the Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled "Plan of Distribution" beginning on page 15 of this prospectus. We will not receive any of the proceeds from the Shares sold by the Selling Stockholders, other than any proceeds from any cash exercise of Warrants.

No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. The Selling Stockholders may, individually but not severally, be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), of the Shares that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol "SEEL." On December 3, 2020, the last reported sale price per share of our Common Stock was $1.01.

You should read this prospectus, together with additional information described under the headings "Incorporation of Certain Information by Reference" and "Where You Can Find More Information", carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2020.

TABLE OF CONTENTS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled "Where You Can Find More Information". You should carefully read this prospectus as well as additional information described under the section of this prospectus entitled "Incorporation of Certain Information by Reference," before deciding to invest in our Common Stock.

Unless the context otherwise requires, the terms "Seelos," "we," "us" and "our" in this prospectus refer to Seelos Therapeutics, Inc., and "this offering" refers to the offering contemplated in this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Selling Stockholders are not, making an offer of these securities in any jurisdiction where such offer is not permitted.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" by us within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus include, but are not limited to, statements about:

  the potential impact to our business, financial condition and employees, including disruptions to our clinical trials, preclinical studies, supply chain and operations, due to the coronavirus ("COVID-19") global pandemic;

  our ability to take advantage of opportunities under the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), and the potential impact of the CARES Act on our business, results of operations, financial condition or liquidity;

  risks and uncertainties associated with our actual and proposed research and development activities, including our clinical trials and preclinical studies;

  the timing or likelihood of regulatory filings and approvals or of alternative regulatory pathways for our product candidates;

  the potential market opportunities for commercializing our product candidates;

  our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and our ability to serve such markets;

  estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

  our ability to continue as a going concern;

  our ability to develop, acquire and advance our product candidates into, and successfully complete, clinical trials and preclinical studies and obtain regulatory approvals;

  the implementation of our business model and strategic plans for our business and product candidates;

  the initiation, cost, timing, progress and results of future and current preclinical studies and clinical trials, and our research and development programs;

  the terms of future licensing arrangements, and whether we can enter into such arrangements at all;

  timing and receipt or payments of licensing and milestone revenues or payments, if any;

  the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

  regulatory developments in the United States and foreign countries;

  the performance of our third party suppliers and manufacturers;

  our ability to maintain and establish collaborations or obtain additional funding;

  the success of competing therapies that are currently or may become available;

  our financial performance; and

  developments and projections relating to our competitors and our industry.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus or in the documents incorporated by reference in this prospectus.

We have based the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and experience to differ from those projected, including, but not limited to, the risk factors described herein and the risk factors set forth in Part I - Item 1A, "Risk Factors", in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 17, 2020, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 7, 2020, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 14, 2020, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on November 12, 2020, as updated by our subsequent annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, and elsewhere in the documents incorporated by reference into this prospectus. Moreover, we operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, other strategic transactions or investments we may make.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you decide whether to purchase shares of our Common Stock, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled "Risk Factors" and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

The Company

Overview

We are a clinical-stage biopharmaceutical company focused on achieving efficient development of products that address significant unmet needs in Central Nervous System ("CNS") disorders and other rare disorders.

Our business model is to advance multiple late-stage therapeutic candidates with proven mechanisms of action that address large markets with unmet medical needs and for which there is a strong economic and scientific rationale for development.

Our product development pipeline is as follows:
Product	Indication	Development Phase	Development Status

SLS-002	Acute Suicidal Ideation and Behavior (ASIB) in	Proof of Concept	Startup activities initiated
Intranasal Racemic Ketamine	Major Depressive Disorder (MDD)

SLS-005	Sanfilippo Syndrome	Phase II	Collecting Natural History Data
IV Trehalose	Amyotrophic Lateral Sclerosis (ALS)	Phase IIb/III	Startup activities for clinical study

SLS-004	Parkinson's Disease (PD)	Phase II	Preclinical studies to commence soon
Gene Therapy

SLS-006	Parkinson's Disease (PD)	Phase II/III	Evaluating studies to advance into late stage trials
Partial Dopamine Agonist

SLS-007	Parkinson's Disease (PD)	Pre-IND	Preclinical data expected in early 2021
Peptide Inhibitor

SLS-008	Pediatric Esophagitis, Asthma, Atopic Dermatitis	Pre-IND	Formulation work underway
CRTh2 Antagonist

Lead Programs

Our lead programs are currently SLS-002 for the treatment of acute suicidal ideation and behavior ("ASIB") in major depressive disorder ("MDD"), and SLS-005 for the potential treatment of Sanfilippo syndrome and Amyotrophic Lateral Sclerosis ("ALS").

SLS-002 is intranasal racemic ketamine with two investigational new drug applications ("INDs") for the treatment of ASIB in MDD. SLS-002 was originally derived from a Javelin Pharmaceuticals, Inc./Hospira, Inc. program with 16 clinical studies involving approximately 500 subjects. SLS-002 addresses an unmet need for an efficacious drug to treat suicidality in the U.S. Traditionally, anti-depressants have been used in this setting but many of the existing treatments are known to contribute to an increased risk of suicidal thoughts in some circumstances, and if and when they are effective, it often takes weeks for the full therapeutic effect to be manifested.

The clinical development program for SLS-002 includes two parallel healthy volunteer studies (Phase I), expected to be rapidly followed by pivotal registration studies after meeting with the FDA. We believe there is a large opportunity in the U.S. and European markets for products in this space. Based on information gathered from the databases of the Agency for Healthcare Research and Quality, there were more than 500,000 visits to emergency rooms for suicide attempts in 2013 in the U.S. alone. Experimental studies suggest ketamine has the potential to be a rapid, effective treatment for refractory depression and suicidality.

We announced interim data from our Phase I study of SLS-002 during the quarterly period ended March 31, 2020. The study demonstrated that 60mg of SLS-002, when administered as a monotherapy and in combination with an oral antidepressant, was generally safe and well-tolerated. Further, in March 2020, we completed a Type C meeting with the U.S. Food and Drug Administration ("FDA") and received guidance for a proof of concept study of SLS-002 for ASIB in patients with MDD. As a result of the Type C meeting and the Fast Track designation for SLS-002 for the treatment of ASIB in patients with MDD, we believe we are well positioned to take advantage of the FDA's expedited programs for drug development and review.

On June 23, 2020, we announced the final safety data from our Phase I pharmacokinetics/pharmacodynamics study of intranasal racemic ketamine (SLS-002) as well as the planned design of a double blind, placebo-controlled Proof of Concept ("PoC") study for ASIB in patients with MDD to begin in the fall of 2020. We are planning to initiate this PoC study in two parts: Part A is an open-label study of 16 patients, and will be followed by Part B, which is a double blind, placebo-controlled study of approximately 120 patients.

SLS-005 is IV Trehalose, a protein stabilizer that crosses the blood-brain-barrier, activates autophagy and lysosomal biogenesis. Based on the pre-clinical and in-vitro studies, there is a sound scientific rationale for developing Trehalose for the treatment of Sanfilippo syndrome and ALS. Trehalose is a low molecular weight disaccharide (.342 kDa) that protects against pathological processes in cells. It has been shown to penetrate muscle and cross the blood brain barrier. In animal models of several diseases associated with abnormal cellular-protein aggregation, it has been shown to reduce pathological aggregation of misfolded proteins as well as to activate autophagy pathways through the activation of Transcription Factor EB ("TFEB"), a key factor in lysosomal and autophagy gene expression. Activation of TFEB is an emerging therapeutic target for a number of diseases with pathologic accumulation of storage material. Trehalose 90 mg/mL IV solution has demonstrated promising clinical potential in prior Phase II clinical development for oculopharyngeal muscular dystrophy ("OPMD") and spinocerebellar ataxia type 3 ("SCA3"), also known as Machado Joseph disease, with a good safety profile and encouraging efficacy results. Pathological accumulation of protein aggregates within cells, whether in the CNS or in muscle, eventually leads to loss of function and ultimately cell death. Prior preclinical studies indicate that this platform has the potential to prevent mutant protein aggregation in other devastating PolyA/PolyQ diseases.

We own two U.S. patents for parenteral administration of trehalose for patients with OPMD and SCA3, both of which are expected to expire in 2033. In addition, Orphan Drug Designation for OPMD and SCA3 has been secured in the U.S. and in the European Union. In February 2019, we assumed a collaborative agreement, turned subsequently into a research grant, with Team Sanfilippo Foundation, a nonprofit medical research foundation founded by parents of children with Sanfilippo syndrome. On April 30, 2020 we were granted Orphan Drug Designation ("ODD") for SLS-005 in Sanfilippo syndrome from the FDA. SLS-005 was previously granted ODD from the FDA and European Medicines Agency for SCA3 and OPMD as well as Fast Track designation for OPMD. On May 4, 2020 we received a Notice of Allowance from the United States Patent and Trademark Office for our U.S. patent number 10,437,637 (application number 16/263,707) titled "COMPOSITIONS AND METHODS FOR TREATING AN AGGREGATION DISEASE OR DISORDER" for trehalose (SLS-005). The allowed claims cover the composition of matter and method of use for trehalose (SLS-005) for treating a disease or disorder selected from any one of the following: Spinal and bulbar muscular atrophy; Dentatombral-pallidoluysian atrophy; Pick's disease; corticobasal degeneration; progressive supranuclear palsy; frontotemporal dementia; or parkinsonism linked to chromosome 17. On May 15, 2020, we were granted Rare Pediatric Disease Designation (RPDD) for SLS-005 in

Sanfilippo syndrome from the FDA. RPDD is an incentive program created under the Federal Food, Drug, and Cosmetic Act created to encourage the development of new therapies for the prevention and treatment of certain rare pediatric diseases. At present, we are initiating the startup activities for clinical study in ALS.

Additionally, we are developing several preclinical programs, most of which have well-defined mechanisms of action, including: SLS-004, licensed from Duke University, and SLS-007, licensed from The Regents of the University of California, for the potential treatment of Parkinson's Disease ("PD"), SLS-008, targeted at chronic inflammation in asthma and orphan indications such as pediatric esophagitis, SLS-010 in narcolepsy and related disorders and SLS-012, an injectable therapy for post-operative pain management.

Strategy and Ongoing Programs

SLS-002: The clinical development program for SLS-002 includes two parallel healthy volunteer studies (Phase I), expected to be rapidly followed by pivotal registration studies after meeting with the FDA. We completed a Type C meeting with the FDA in March 2020 to seek guidance for a proof of concept study of SLS-002 for ASIB in patients with MDD and the startup activities are under way.

SLS-005 will be studied in a clinical trial which is a combined Phase IIb/III, multicenter study designed to assess safety, tolerability and efficacy of IV Trehalose in Sanfilippo syndrome A and B patients. Outcome measures include functional outcomes, biomarkers, neuro-cognitive assessments and quality of life measurements. Additionally, we intend to conduct a second study that will include Sanfilippo syndrome C and D patients as well as Sanfilippo syndrome A and B patients who do not meet the criteria of inclusion for the Phase IIb/III study into a separate expanded patient access study. At present, Seelos is collecting natural history data for Sanfilippo patients A and B. We are also undergoing startup activities for clinical study in ALS.

SLS-004 is an all-in-one lentiviral vector, targeted for gene editing through DNA methylation within intron 1 of the SNCA gene responsible for expressing alpha-synuclein protein. SLS-004, when delivered to dopaminergic neurons derived from human induced pluripotent stem cells (hiPSCs) of a PD patient, modified the expression on alpha- synuclein and exhibited reversal of the disease-related cellular-phenotypes characteristics of the neurons. The role of mutated SNCA in PD pathogenesis and the need to maintain the normal physiological levels of alpha-synuclein protein emphasize the so-far unmet need to develop new therapeutic strategies, such as SLS-004, targeting the regulatory mechanism of alpha-synuclein expression. On May 28, 2020, we announced the initiation of a preclinical study of SLS-004 in PD through an all-in-one lentiviral vector targeting the synuclein alpha gene. We are constructing a bimodular viral system harboring an endogenous alpha-synuclein (α-synuclein) transgene and inducible regulated repressive CRISPR/Cas9-unit to achieve constitutive activation and inducible suppression of PD-related pathologies.

SLS-006 is a true partial dopamine agonist, originally developed by Wyeth Pharmaceuticals, Inc., with previous clinical studies on 340 subjects in various Phase I and Phase II studies. It is a potent D2/D3 agonist/antagonist that has shown promising efficacy with statistical significance in Phase II studies in early stage PD patients and an attractive safety profile. Moreover, it has also shown synergistic effect with reduced doses of L-DOPA. We are evaluating studies to advance the product candidate into late stage trials.

SLS-007 is a rationally designed peptide-based approach, targeting the NACore (nonamyloid component core) of alpha-synuclein to inhibit the protein from aggregation. Recent in-vitro and cell culture research have shown SLS-007 has the ability to stop the propagation and seeding of α-synuclein aggregates. We will evaluate the potential for in-vivo delivery of SLS-007 in a PD transgenic mice model. The goal will be to establish in-vivo pharmacokinetics/pharmacodynamics and target engagement parameters of SLS-007, a family of anti-alpha-synuclein peptidic inhibitors. On June 25, 2020, we announced the initiation of a preclinical study of SLS-007 in PD delivered through an adeno associated viral ("AAV") vector targeting the non-amyloid component core of α-synuclein. We have initiated an in vivo preclinical study of SLS-007 in rodents to assess the ability of two specific novel peptides, S62 and S71, delivered via AAV1/2 viral vector, to protect dopaminergic function in the preformed α-synuclein fibril rodent model of PD. Production of AAV1/2 vectors encoding each of the two novel peptides incorporating hemagglutinin tags has already been completed. This preclinical study is designed to establish the in vivo pharmacokinetic and pharmacodynamic profiles and target engagement parameters of SLS-007. Top-line data is currently expected in early 2021.

SLS-008 is an orally available antagonist for Chemoattractant Receptor-homologous molecules expressed on TH2 cells ("CRTh2"), targeted at chronic inflammation in asthma and a pediatric orphan indication. We have a "family" of compounds under our SLS-008 program. We intend to file an IND after completion of IND-enabling studies, which are currently in progress, in an undisclosed pediatric orphan indication where there is a high unmet need for an effective oral therapy.

Additionally, we are developing several preclinical programs, most of which have well-defined mechanisms of action, including:

  SLS-010, an oral histamine H3A receptor antagonist that shows promising activity in narcolepsy and related disorders; and
  SLS-012, an injectable therapy for post-operative pain management.

Recent Developments

Coronavirus (COVID-19)

In March 2020, we began taking precautionary measures to protect the health and safety of our employees and contractors and further assessing the actual and potential impact of the COVID-19 pandemic on our business, financial condition and operations. COVID-19 infections have been reported throughout the United States, along with other jurisdictions in which our suppliers, partners and collaborators operate. In addition, COVID-19 has caused disruption and volatility in the global capital markets, and has led to an economic slowdown. Certain national, provincial, state and local governmental authorities have issued proclamations and/or directives aimed at minimizing the spread of COVID-19 and additional, more restrictive proclamations and/or directives may be issued in the future. Before the recent COVID-19 outbreak, most of our employees worked remotely. In addition, our ongoing clinical trial for SLS-002 in ASIB in MDD completed the clinical testing phase in February 2020. On June 23, 2020, we released the final pharmacokinetics/pharmacodynamics portion of the data. Accordingly, the impact of the travel restrictions and shelter-in-place orders have not had a material impact on our operations to date. Additionally, the pandemic has not materially affected our liquidity as we maintain our resources in the form of cash.

In addition, although we do not expect the preventative measures taken to date to have a material adverse impact on our business for the fourth quarter of 2020, the ultimate impact of the COVID-19 pandemic on our business, financial condition and results of operations is unknown and will depend on future developments and risks, which are highly uncertain and cannot be predicted. These developments and risks include, among others, the duration and severity of the COVID-19 outbreak, the impact on capital markets, the impact on our partners and the regulatory agencies that oversee our sector and any additional preventative and protective actions that governmental authorities, or we, may implement, any of which may result in an extended period of business disruption, including potential delays in commencing future clinical trials or delays in completing enrollment for any clinical trials we may commence. Any resulting financial impact cannot be reasonably estimated at this time, but the COVID-19 pandemic may force us to make adjustments to our business, our plans and our timeline for developing assets, including our programs. In addition, the pandemic is anticipated to have a material adverse impact on our business, financial condition and results of operations, including our ability to raise additional capital, if the pandemic continues at its current rate into the first quarter of 2021.

PPP Loan

On May 4, 2020, we qualified for and received a loan pursuant to the Paycheck Protection Program, a program implemented by the U.S. Small Business Administration under the CARES Act, from a qualified lender, for an aggregate principal amount of approximately $147,000 (the "PPP Loan"). The PPP Loan bears interest at a fixed rate of 1.0% per annum, with the first six months of interest deferred, has a term of two years and is unsecured and guaranteed by the U.S. Small Business Administration. The principal amount of the PPP Loan is subject to forgiveness under the Paycheck Protection Program upon our request to the extent that the PPP Loan proceeds are used to pay expenses permitted by the Paycheck Protection Program, including payroll costs, covered rent and mortgage obligations and covered utility payments incurred by us. We intend to apply for forgiveness of the PPP Loan with respect to these covered expenses. To the extent that all or part of the PPP Loan is not forgiven, we will be required to pay interest on the PPP Loan at a rate of 1.0% per annum, and commencing in the fourth quarter of 2020, principal and interest payments will be required through the maturity date in May 2022. The terms of the PPP Loan provide for customary events of default including, among other things, payment defaults, breach of representations and warranties and insolvency events. The obligation to repay the PPP Loan may be accelerated upon the occurrence of an event of default.

Corporate Information

Our principal executive offices are located at 300 Park Avenue, 12th Floor, New York, NY 10022, and our telephone number is (646) 293-2100. Our website is located at www.seelostherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of, this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC's website at http://www.sec.gov.

We are a "smaller reporting company" as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in our most recent Annual Report on Form 10-K, and the updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus before deciding whether to purchase any of the Common Stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Shares by the Selling Stockholders. We may, however, receive cash proceeds equal to the total exercise price of the Warrants to the extent that the Warrants are exercised for cash. The exercise price of the Warrants is $0.84 per share of Common Stock. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including stock splits, dividends or distributions, or other similar transactions. However, the Warrants contain a "cashless exercise" feature that allow the holders to exercise the Warrants without making a cash payment to us in the event that there is no registration statement registering, or no current prospectus is available for, the resale of the Shares. There can be no assurance that any of these Warrants will be exercised by the Selling Stockholders at all or that the Warrants will be exercised for cash rather than pursuant to the "cashless exercise" feature. To the extent we receive proceeds from the cash exercise of the Warrants, we intend to use such proceeds to provide capital support or for general corporate purposes, which may include, without limitation, supporting asset growth and engaging in acquisitions or other business combinations. We do not have any specific plans for acquisitions or other business combinations at this time. Our management will retain broad discretion in the allocation of the net proceeds from the exercise of the Warrants.

The Selling Stockholders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, "Selling Stockholders" includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 6,648,750 shares of our Common Stock. The 6,648,750 shares of Common Stock to be offered hereby are issuable to the Selling Stockholders in connection with the exercise of the Warrants.

We issued the Warrants to the Selling Stockholders pursuant to Securities Purchase Agreement. The Warrants have an exercise price of $0.84 per share of Common Stock, subject to adjustment as provided in the Warrants, will be exercisable beginning on March 9, 2021 and have an expiration date of March 9, 2026. Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination common stock issuable upon exercise of the Warrants which have not been exercised. The maximum number of shares of Common Stock to be offered for resale pursuant to this prospectus by each Selling Stockholder listed in the table below does not reflect this limitation. The Selling Stockholders may sell all, some or none of the shares of Common Stock issuable upon exercise of the Warrants in this offering. See the section of this prospectus entitled "Plan of Distribution".

All of the 6,648,750 shares of Common Stock to be offered hereby will be issued in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act and Rule 506 promulgated thereunder.

The shares of Common Stock to be offered by the Selling Stockholders are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholders. Subject to these resale restrictions, the Selling Stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the Nasdaq Capital Market or any other market on which our Common Stock may subsequently be listed.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement. See the section of this prospectus entitled "Plan of Distribution". The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of Common Stock that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Shares being registered under this prospectus. The following table assumes that the Selling Stockholders will sell all of the Shares listed in this prospectus.

Unless otherwise indicated in the footnotes below, no Selling Stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Since the date on which the Selling Stockholders provided this information, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of Common Stock in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that: (1) none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers, (2) no Selling Stockholder has direct or indirect agreements or understandings with any person to distribute their Shares, and (3) the Selling Stockholders have sole voting and investment power with respect to all Shares beneficially owned, subject to applicable community property laws. To the extent any Selling Stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed, individually but not severally, to be an "underwriter" within the meaning of the Securities Act. Information about the Selling Stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

The following table sets forth information with respect to the beneficial ownership of our Common Stock held, as of November 6, 2020, by the Selling Stockholders and the number of Shares being registered hereby and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of the offering of the shares for resale. The percentages in the following table reflect the shares beneficially owned by the Selling Stockholders as a percentage of the total number of shares of Common Stock outstanding as of November 6, 2020. As of such date, 53,423,672 shares of Common Stock were outstanding.

				Maximum
				Number of
				Shares of
				Common Stock
	Shares Beneficially			to be Offered for		Shares Beneficially
	Owned Prior to the			Resale Pursuant		Owned After the
	Offering of Shares			to this		Offering of Shares
	for Resale(1)			Prospectus		for Resale(1)(2)
Name	Number		Percentage	Number		Number	Percentage
Armistice Capital Master Fund Ltd.	204,239	(3)(4)	*	956,250	(4)(5)	204,239	*
Empery Asset Master Ltd	335,979	(6)(7)	*	474,669	(7)(8)	335,979	*
Empery Tax Efficient, LP	55,887	(9)(10)	*	137,362	(10)(11)	55,887	*
Empery Tax Efficient III, LP	-		*	220,469	(12)	-	*
District 2 Capital Fund LP	-		*	352,500	(13)	-	*
Bigger Capital Fund, LP	4,691	(14)(15)	*	352,500	(15)(16)	4,691	*
Lincoln Park Capital Fund, LLC	325,000	(17)(18)	*	705,000	(18)(19)	325,000	*
Laurence Lytton	141,000		*	660,000	(20)	141,000	*
Intracoastal Capital, LLC	30,357	(21)(22)	*	750,000	(22)(23)	30,357	*
Lind Global Macro Fund, LP	3,025	(24)	*	660,000	(24)(25)	3,025	*
Alto Opportunity Master Fund, SPC -
Segregated Master Portfolio B	250,000	(26)(27)	*	570,000	(27)(28)	250,000	*
Hudson Bay Master Fund Ltd.	325,000	(29)(30)	*	476,250	(30)(31)	325,000	*
L1 Capital Global Opportunities Master Fund	-		*	333,750	(32)	-	*
TOTAL	-		-	6,648,750		-	-

* Less than 1%.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of November 6, 2020) are deemed outstanding. Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Assumes that the Selling Stockholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus. Also assumes that all of the Warrants are exercised in full.

(3)

Consists solely of 204,239 shares of Common Stock issuable upon exercise of warrants that are currently exercisable, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% of the outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of such warrants. Armistice Capital Master Fund Ltd. also holds 153,334 contingent value rights, which represent the right to receive certain cash payments based on our Vitaros assets.

(4)

The reported securities are directly owned by Armistice Capital Master Fund Ltd., a Cayman Islands corporation, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC, as the investment manager of Armistice Capital Master Fund Ltd. The reported securities may also be deemed to be indirectly beneficially owned by Steven Boyd as Managing Member of Armistice Capital, LLC and Director of Armistice Capital Master Fund Ltd. Armistice Capital, LLC and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein.

(5)	Consists solely of 956,250 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021.
(6)

Consists solely of 335,979 shares of Common Stock issuable upon exercise of warrants that are currently exercisable, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% of the outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of such warrants.

(7)

Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(8)	Consists solely of 474,669 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021.
(9)

Consists solely of 55,887 shares of Common Stock issuable upon exercise of warrants that are currently exercisable, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% of the outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of such warrants.

(10)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(11)	Consists solely of 137,362 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021.
(12)

Consists solely of 220,469 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP ("ETE III"), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(13)

Consists solely of 352,500 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021. Michael Bigger is the control person of District 2 Capital Fund LP and has voting and dispositive power over the securities held by District 2 Capital Fund LP.

(14)

Consists solely of 4,691 shares of Common Stock issuable upon exercise of a warrant that is currently exercisable, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrant if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% of the outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of such warrant.

(15)	Michael Bigger is the control person of Bigger Capital Fund, LP and has voting and dispositive power over the securities held by Bigger Capital Fund, LP.
(16)	Consists solely of 352,500 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021.
(17)

Consists solely of 325,000 shares of Common Stock issuable upon exercise of a warrant that is currently exercisable, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrant if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% of the outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of such warrant.

(18)

Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all the Common Stock owned by Lincoln Park Capital Fund, LLC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares held by Lincoln Park Capital Fund, LLC.

(19)	Consists solely of 705,000 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021.
(20)	Consists solely of 660,000 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021.
(21)

Consists solely of 30,357 shares of Common Stock issuable upon exercise of warrants that are currently exercisable, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% or 9.99% of the outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of such warrants.

(22)

Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC ("Intracoastal"), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal.

(23)	Consists solely of 750,000 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021.
(24)	Jeff Easton is the control person of Lind Global Macro Fund, LP and has voting and dispositive power over the securities held by Lind Global Macro Fund, LP.

(25)	Consists solely of 660,000 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021.
(26)

Consists solely of 250,000 shares of Common Stock issuable upon exercise of a warrant that is currently exercisable, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrant if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% of the outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of such warrant.

(27)

Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares.

(28)	Consists solely of 570,000 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021.
(29)

Consists solely of 325,000 shares of Common Stock issuable upon exercise of a warrant that is currently exercisable, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 9.99% of the outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of such warrant.

(30)

Hudson Bay Capital Management, LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(31)	Consists solely of 476,250 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021.
(32)

Consists solely of 333,750 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which will become exercisable on March 9, 2021. David Feldman is the natural person with voting and dispositive power over the shares held by L1 Capital Global Opportunities Master Fund.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon exercise of the Warrants previously issued to the Selling Stockholders to permit the resale of these shares of Common Stock by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve cross or block transactions:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing of options, whether such options are listed on an options exchange or otherwise;

  in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  in an exchange distribution in accordance with the rules of the applicable exchange;

  in privately negotiated transactions;

  in short sales;

  through the distribution of the Common Stock by any Selling Stockholder to its partners, members or stockholders;

  through one or more underwritten offerings on a firm commitment or best efforts basis;

  in sales pursuant to Rule 144;

  whereby broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  in a combination of any such methods of sale; and

  in any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling

Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock or the Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders, individually and not severally, and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will incur costs, fees and expenses in effecting the registration of the shares of Common Stock issuable pursuant to the Warrants, estimated to be $80,580.30 in total, including, without limitation, all registration, filing and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent registered public accounting firm and reasonable fees; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement of which this prospectus is a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation, as amended, which have been publicly filed with the SEC. See "Where You Can Find More Information."

Our authorized capital stock consists of:

  120,000,000 shares of common stock, $0.001 par value; and

  10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

As of November 6, 2020, there were 53,423,672 shares of Common Stock outstanding. Holders of shares of Common Stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of shares of Common Stock do not have any cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of shares of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Shares of Common Stock do not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Dividend

We have never paid cash dividends on shares of Common Stock. Moreover, we do not anticipate paying periodic cash dividends on shares of Common Stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon its earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Preferred Stock

We currently have no outstanding shares of preferred stock. Under our Amended and Restated Articles of Incorporation, as amended, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock. Of our authorized preferred stock, 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock, 800 shares have been designated as Series B 8% Cumulative Convertible Preferred Stock, and 600 shares have been designated as Series C 6% Cumulative Convertible Preferred Stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of shares of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of shares of Common Stock.

Our board of directors may specify the following characteristics of any preferred stock:

  the designation and stated value, if any, of the class or series of preferred stock;

  the number of shares of the class or series of preferred stock offered, the liquidation preference, if any, per share;

  the dividend rate(s), period(s) or payment date(s) or method(s) of calculation, if any, applicable to the class or series of preferred stock;

  whether dividends, if any, are cumulative or non-cumulative and, if cumulative, the date from which dividends on the class or series of preferred stock will accumulate;

  the provisions for a sinking fund, if any, for the class or series of preferred stock;

  the provision for redemption, if applicable, of the class or series of preferred stock;

  the terms and conditions, if applicable, upon which the class or series of preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

  voting rights, if any, of the class or series of preferred stock;

  the relative ranking and preferences of the class or series of preferred stock as to dividend rights and rights, if any, upon the liquidation, dissolution or winding up of our affairs;

  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights, if any, upon liquidation, dissolution or winding up of our affairs; and

  any other specific terms, preferences, rights, limitations or restrictions of the class or series of preferred stock.

Outstanding Warrants

As of November 6, 2020, in addition to the Warrants we are registering hereunder, warrants to purchase an aggregate of approximately 3,417,443 shares of our Common Stock with a weighted-average exercise price of approximately $3.80 per share were outstanding. We are registering the resale of the shares of Common Stock issuable upon exercise of the Warrants pursuant to the registration statement of which this prospectus is a part.

The Warrants have an initial exercise price of $0.84, will be exercisable beginning on March 9, 2021 and have an expiration date of March 9, 2026. In addition, the exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants will also be subject to adjustment in connection with stock splits, dividends or distributions or other similar transactions.

Pursuant to the Warrants, in the event: (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another person, (ii) we, directly or indirectly, sell, lease, exclusive license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer is completed pursuant to which the holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or other property and has been accepted by the holders of 50% or more of our outstanding Common Stock, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of our outstanding shares of Common Stock (each, a "Fundamental Transaction"), then following such event, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property receivable as a result of such Fundamental Transaction which the holders would have received had they exercised their Warrants immediately prior to such Fundamental Transaction. Any successor entity in a Fundamental Transaction in which we are not the surviving entity shall assume the obligations under the Warrants. Additionally, in the event of a Fundamental Transaction that is within our control or approved by our board of directors, the holders of the Warrants will have the right to require us or a successor entity to repurchase the unexercised portion of each Warrant at the Black Scholes value of the unexercised portion of each Warrant on the date of consummation of such transaction as determined in accordance with the Black Scholes option pricing model. If the Fundamental Transaction is not within our control, including a Fundamental Transaction not approved by our board of directors, the holders of the Warrants shall have the right to require us or a successor entity to purchase the unexercised portion of each Warrant for the same type or form of consideration that is being offered and paid to the holders of our common stock in connection with the Fundamental Transaction at the Black Scholes value of the unexercised portion of each Warrant on the date of the consummation of such Fundamental Transaction.

The Warrants also contain a "cashless exercise" feature that allows the holders to exercise the Warrants without making a cash payment in the event that there is no effective registration statement registering the shares issuable upon exercise of the Warrants any time after March 9, 2021. The Warrants are subject to a blocker provision which restricts the exercise of the Warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% or 9.99% of the outstanding shares of Common Stock (including the shares of Common Stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of the Warrants.

All of our other outstanding warrants are currently exercisable, except to the extent that certain of them may be subject to a blocker provision, which restricts the exercise of a warrant if, as a result of such exercise, the warrant holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the warrant holder's for purposes of Section 13(d) of the Exchange Act, would beneficially own in excess of 4.99% or 9.99% of our then issued and outstanding shares of Common Stock (including the shares of Common Stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of such warrant. All of our outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a "cashless exercise" feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances.

Anti-Takeover Effects of Nevada Law and Provisions of our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended

Certain provisions of Nevada law and our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, could make the following more difficult:

  acquisition of us by means of a tender offer;

  acquisition of us by means of a proxy contest or otherwise; or

  removal of our incumbent officers and directors.

These provisions, summarized below, could have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Classified Board. Our Amended and Restated Articles of Incorporation, as amended, provide that our board of directors is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms. This provision may have the effect of delaying or discouraging an acquisition of us or a change in our management.

Filling Vacancies. Our Amended and Restated Articles of Incorporation, as amended, provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or resolution of our board of directors, be filled only by a majority of the directors then in office, though less than a quorum. The directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

Removal. The Nevada Revised Statutes provide that any director may be removed from our board of directors by the vote or written consent of stockholders representing not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote, and this standard is also reflected in our Amended and Restated Articles of Incorporation, as amended, and our Amended and Restated Bylaws, as amended.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Amended and Restated Bylaws, as amended, establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Special Meetings of the Stockholders. Our Amended and Restated Bylaws, as amended, provide that special meetings of the stockholders may be called by our chair of our board of directors or our President, or by our board of directors acting pursuant to a resolution adopted by the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

No Cumulative Voting. Our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock in our Amended and Restated Articles of Incorporation, as amended, makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Amendment of Charter Provisions. The amendment of any of the above provisions set forth in our Amended and Restated Articles of Incorporation, as amended, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by a stockholder vote by the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of our capital stock of entitled to vote generally in the election of directors.

In addition, the Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada's "acquisition of controlling interest" statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person that acquires a "controlling interest" in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws, as amended, are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada's "combinations with interested stockholders" statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" of the corporation are prohibited for two years after such person first becomes an "interested stockholder" unless the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between a corporation and an "interested stockholder". These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation's original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our Amended and Restated Articles of Incorporation, as amended, and we have not amended our Amended and Restated Articles of Incorporation to so elect.

Further, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is EQ Shareowner Services. The transfer agent and registrar's address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol "SEEL".

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Seelos Therapeutics, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements contains an explanatory paragraph that states that Seelos Therapeutics, Inc.'s recurring losses from operations and net capital deficiency raises substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The SEC's Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 300 Park Avenue, 12th Floor, New York, New York 10022 or telephoning us at (646) 293-2100.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We also maintain a website at https://seelostherapeutics.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

  our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 17, 2020;

  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 7, 2020;

  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 14, 2020;

  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on November 12, 2020;

  our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 13, 2020;

  our Current Reports on Form 8-K filed with the SEC on (i) January 3, 2020, (ii) February 11, 2020, (iii) February 13, 2020, (iv) March 12, 2020, (v) March 16, 2020, (vi) March 30, 2020, (vii) April 17, 2020; (viii) April 24, 2020, (ix) May 15, 2020, (x) May 19, 2020, (xi) June 11, 2020, (xii) September 9, 2020, and (xiii) November 13, 2020;

  our Current Report on Form 8-K/A filed with the SEC on May 21, 2020; and

  the description of our Common Stock set forth in our Registration Statement on Form 8-A (File No. 000-22245), filed with the SEC on April 10, 2000, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Seelos Therapeutics, Inc.
300 Park Avenue, 12th Floor
New York, New York 10022
Telephone: (646) 293-2100

You also may access these filings on our Internet site at https://seelostherapeutics.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement of which this prospectus is a part.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement of which this prospectus is a part. You should read the exhibits carefully for provisions that may be important to you.

Neither we nor the selling stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

6,648,750 Shares

Common Stock

PROSPECTUS

December 4, 2020